Exhibit 99.1

News Release

Blount International Sells Gear Products, Inc.

PORTLAND, Ore., Oct 01, 2010 /PRNewswire via COMTEX/ —

Blount International, Inc. (NYSE: BLT) (“Blount”), a leader in the manufacturing, marketing, and distribution of replacement parts, equipment, and accessories for the global forestry, lawn and garden, farm and ranch, and construction industries, today announced the simultaneous signing and closing of the sale of its indirect wholly-owned subsidiary Gear Products, Inc. (“Gear”). Blount sold all of the stock of Gear to Tulsa Winch, Inc., an operating unit of Dover Industrial Products, Inc. for approximately $25 million in cash, subject to certain adjustments.

Founded in 1957, Gear is a manufacturer of mechanical power transmission components for original equipment manufacturers, serving the utility, construction, forestry, marine, and mining markets. Approximately 60 people are employed at Gear’s Tulsa, Oklahoma facility.

Proceeds received upon completion of the transaction will be utilized to reduce debt and pay applicable taxes and transaction fees. The intention to sell Gear as a non-core asset had been announced previously by Blount.

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for the forestry, lawn and garden, farm and ranch, and construction industries, and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount sells its products in more than 100 countries around the world. For more information about Blount, please visit our website at http://www.blount.com/ or contact Cal Jenness, Blount’s Senior Vice President and Chief Financial Officer, at (503) 653-4573.

Forward looking statements in this release, including without limitation the Company’s outlook, expectations, beliefs, plans, indications, estimates, anticipations, guidance, and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, raw material costs, the presumed relationship between backlog, and future sales trends, as well as the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

SOURCE Blount International, Inc.